As filed with the Securities and Exchange Commission on September 8, 2010
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ENERGY FOCUS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-3021850 (I.R.S. Employer Identification No.)
32000 Aurora Road
Solon, Ohio 44139
(Address of principal executive offices)(zip code)
Energy Focus, Inc. 2008 Incentive Stock Plan
(Full Title of Plan)
Joseph G. Kaveski
Chief Executive Officer
Energy Focus, Inc.
32000 Aurora Road
Solon, Ohio 44139
440.715.1300
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Gerald W. Cowden
Thomas J. Talcott
Cowden & Humphrey Co. LPA
4600 Euclid Avenue, Suite 400
Cleveland, Ohio 44103-3785
216.241.2880
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered(1)	Share(2)	Price	Registration Fee
Common Stock, $0.0001 par value per share, pursuant to Energy Focus, Inc. 2008 Incentive Stock Plan	3,000,000	$1.725	$5,175,000	$368.98

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement also covers any additional shares of common stock that may be offered or issued under the Energy Focus, Inc. 2008 Incentive Stock Plan in connection with any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2)	Estimated based upon the average of the high and low sales prices per share of the Registrant’s common stock on September 7, 2010, as reported on the NASDAQ Capital Market, solely for the purpose of calculating the registration fee pursuant to Rules 457(h) and 457 (c) promulgated under the Securities Act of 1933, as amended.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     Energy Focus, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed under File No. 000-24230 with the Securities and Exchange Commission (the “Commission”):
(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the Commission on April 7, 2010.

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010 and June 30, 2010 filed with the Commission on May 13, 2010 and August 12, 2010.

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 5, 2010, January 7, 2010, January 28, 2012, March 3, 2010, March 19, 2010, April 7, 2010, June 22, 2010, August 17, 2010, and August 23, 2010.

(d)	The Registrant’s definitive proxy statement on Schedule 14A for its annual meeting of shareholders filed with the Commission on April 30, 2010.

(e)	A description of the Registrant’s Common Stock, Preferred Stock, and Series A Participating Preferred Stock Purchase Rights contained in its Current Report on Form 8-K and any amendment or report filed for the purpose of updating that description.
     All reports and definitive proxy or information statements filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. The Registrant expressly excludes from such incorporation information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K. Any document or any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such document or such statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     You may request a copy of these filings, at no cost, by writing or telephoning the Registrant at the following address: Energy Focus, Inc., 32000 Aurora Road, Solon, Ohio 44139; telephone number 440.715.1300.
Item 4. Description of Securities.
     Not Applicable.
Item 5. Interests of Named Experts and Counsel.
     Not Applicable.
Item 6. Indemnification of Directors and Officers.
General Corporation Law
          The Registrant is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “General Corporation Law”), among other things, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.
          Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.
          Section 102 of the General Corporation Law permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.
Certificate of Incorporation and Bylaws
          Article XI and Article XII of the Registrant’s certificate of incorporation (the “Certificate”) provides that the liability of the Registrant’s officers and directors shall be eliminated or limited to the fullest extent authorized or permitted by the General Corporation law. Under the General Corporation Law, the directors have a fiduciary duty to the Registrant which is not eliminated by these provisions of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available to the Registrant. These provisions also do not affect the directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.
          Article VI of the Registrant’s bylaws provides that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by the Registrant or in the Registrant’s right), by reason of the fact that such person is or was a director or officer of the Registrant, or is or was a director or officer of the Registrant serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonable incurred by such person in connection with such action, suit or proceeding.
          Article VI of the Registrant’s bylaws further provides that in the event a director or officer has to bring suit against the Registrant for indemnification and is successful, the Registrant will pay such director’s or officer’s expenses of prosecuting such claim; that indemnification provided for by the bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the Registrant may purchase and maintain insurance on behalf of a director or officer against any liability asserted such officer or director and incurred by such officer or director in such capacity, whether or not the Registrant would have the power to indemnify such director or office against such expense or liability under the General Corporation Law.

          At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Registrant’s Certificate of bylaws. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.
          The Registrant has entered into indemnification agreements with certain of the Registrant’s officers, directors and key employees.
Liability Insurance
          The Registrant’s directors and officers are covered under directors’ and officers’ liability insurance policies maintained by the Registrant, insuring such persons against various liabilities.
Undertaking
          Reference is made to “Undertakings” below, for the Registrant’s undertakings in this registration statement with respect to indemnification of liabilities arising under the Securities Act of 1933.
Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.

Exhibit
No.	Description	Where Located
4.1	Instruments Defining the Rights of Shareholders	Reference is made to Registrant’s Current Report on Form 8-K filed on November 27, 2006, together with the exhibits thereto, which are incorporated herein by reference pursuant to Item 3(e) of this Registration Statement.

4.2	Form of Common Stock Certificate	Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on November 27, 2006.

4.3	Certificate of Incorporation of the Registrant	Incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement filed on May 1, 2006.

4.4	Agreement and Plan of Merger between Fiberstars, Inc., a California corporation, and Fiberstars, Inc., a Delaware corporation	Incorporated by reference to Appendix C to the Registrant’s Definitive Proxy Statement filed on May 1, 2006.

4.5	Certificate of Ownership and Merger, Merging Energy Focus, Inc., a Delaware corporation, into Fiberstars, Inc., a Delaware corporation	Incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed on May 10, 2007.

Exhibit
No.	Description	Where Located
4.6	Certificate of Designation of Series A Participating Preferred Stock of the Registrant	Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on November 27, 2006.

4.7	Bylaws of the Registrant	Incorporated by reference to Appendix C to the Registrant’s Current Report on Form 8-K filed on November 27, 2006.

4.8	Rights Agreement dated as of October 25, 2006 between the Registrant and Mellon Investor Services, LLC, as rights agent	Incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on November 27, 2006.

4.9	Amendment No. 1 to Rights Agreement between the Registrant and Mellon Investment Services, LLC, as Rights Agent, dated as of March 12, 2008	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on March 19, 2009.

4.10	Amendment No. 2 to the Rights Agreement between the Registrant and Mellon Investment Services, LLC, as Rights Agent, dated as of December 31, 2009	Incorporated by referenced to Exhibit 4.7 to the Registrant’s Annual Report on Form 10-K filed on March 31, 2010.

5.1	Opinion of Cowden & Humphrey Co. LPA	Filed herewith.

23.1	Consent of Plante & Moran, PLLC, Independent Registered Public Accounting Firm	Filed herewith.

23.2	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm	Filed herewith.

23.3	Consent of Cowden & Humphrey Co. LPA (contained in Exhibit 5.1)	Filed herewith.

24.1	Power of Attorney (included in the signature pages to this Registration Statement)	Filed herewith.

99.1	Energy Focus, Inc. Incentive Stock Plan amended on November 19, 2008 and on February 25, 2010 (the “Plan”)	Filed herewith.

99.2	Form of stock option grant and agreement under the Plan	Filed herewith.
Item 9. Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that, paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.
(b)	The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the

Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Solon, State of Ohio, on the 7th day of September, 2010.

ENERGY FOCUS, INC.
By:	/s/ Joseph G. Kaveski
Joseph G. Kaveski
Chief Executive Officer

POWER OF ATTORNEY
          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph G. Kaveski, Nicholas G. Berchtold, and John M. Davenport, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may do or cause to be done by virtue hereof.

          IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.
          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Name	Title	Date

/s/ Joseph G. Kaveski	Chief Executive Officer and Director	September 7, 2010
Joseph G. Kaveski	(Principal Executive Officer)

/s/ John M. Davenport	President and Director	September 8, 2010
John M. Davenport

/s/ Nicholas G. Berchtold	Vice President Finance and Chief	September 8, 2010
Nicholas G. Berchtold	Financial Officer (Principal Financial Officer and
Principal Accounting Officer)

/s/ David Anthony	Director	September 8, 2010
David Anthony

/s/ J. James Finnerty	Director	September 8, 2010
J. James Finnerty

/s/ Michael A. Kasper	Director	September 8, 2010
Michael A. Kasper

/s/ R. Louis Schneeberger	Director	September 8, 2010
R. Louis Schneeberger

/s/ Paul von Paumgartten	Director	September 8, 2010
Paul von Paumgartten

EXHIBIT INDEX

Exhibit
Number	Description of Documents
5.1	Opinion of Cowden & Humphrey Co. LPA

23.1	Consent of Plante & Moran, PLLC, Independent Registered Public Accounting Firm

23.2	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm

99.1	Energy Focus, Inc. Incentive Stock Plan amended on November 19, 2008 and on February 25, 2010 (the “Plan”)

99.2	Form of stock option grant and agreement under the Plan